30 KENNEDY PLAZA PROVIDENCE, RI 02903-2328 (401) 455-4400 FAX: (401)455-4401	ROPES & GRAY ONE INTERNATIONAL PLACE BOSTON, MASSACHUSETTS 02110-2624 (617) 951-7000 FAX: (617) 951-7050	ONE FRANKLIN SQUARE 1301 K STREET, N. W. SUITE 800 EAST WASHINGTON, DC 20005-3333 (202) 626-3900 FAX: (202) 626-3961

EXHIBIT I(5)

April 24, 2001

MML Series Investment Fund
1295 State Street
Springfield, MA 01111

Ladies and Gentlemen:

        We are furnishing this opinion in connection with the Registration Statement on Form N-1A filed under the Securities Act of 1933, as amended, by MML Series Investment Fund (the “Trust”) for the registration of an indefinite number of shares of beneficial interest of the MML Enhanced Index Core Equity Fund and the MML Small Company Opportunities Fund (each, a “Fund”) of the Trust (the “Shares”).

        We are counsel for the Trust. We are familiar with the action taken by its Trustees to authorize this issuance of the Shares. We have examined its records of Trustee action, its Bylaws, and its Agreement and Declaration of Trust, as amended, on file at the office of the Secretary of State of The Commonwealth of Massachusetts. We have examined executed copies of the Registration Statement, in the form filed or to be filed with the Securities and Exchange Commission, and such other documents as we deem necessary for the purpose of this opinion.

        We assume that upon sale of the Shares, the Trust will receive the net asset value thereof.

        Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that when the Shares are issued and sold, they will be validly issued, fully paid and nonassessable by the Trust.

        The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Agreement and Declaration of Trust provides for indemnification out of the relevant Fund’s property for all loss and expense of any shareholder held personally liable solely by reason of his being or having been a shareholder of such Fund. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability is limited to circumstances in which the Fund itself would be unable to meet its obligations.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and the references to us as counsel for the Trust in the Registration Statement.

Very truly yours,

ROPES & GRAY